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                                                                 Exhibit 10.17

                           [SONIX LETTERHEAD]



                               April 23, 1997


Dr. Gregory N. Koskowich
2635 Torrey Ct.
Pleasanton, CA  94588

Dear Greg:

It is my great pleasure to offer you the position of Vice President of Engineering and Chief Technical Officer for Sonix Technologies, Inc., reporting directly to the President & CEO. Having full responsibility for setting the technical direction of the Company and for executing it, you will also function as a senior member of the executive management team and apply a broad range of business skills to run the enterprise. Together, we will build Sonix Technologies into the most exciting, customer-satisfying company in the history of hearing health care.

As we have discussed the terms of this offer include the following:

1.  Base salary will be $150,000 per year, paid twice-monthly.

2. You will be paid a one time hiring bonus of $50,000, grossed up for taxes, upon the beginning of your employment with Sonix.

3. Vacation, holiday and medical insurance will be provided according to our current benefits plan. Until we are able to obtain group coverage for all of our employees, Sonix will reimburse you for Cobra premiums.

4. At the first Board of Directors meeting after your arrival, I will ask the Board to grant you an option to purchase 150,000 shares of common stock at the fair market price established by the Board on the date of grant (currently $0.14 per share). The grant will be subject to the standard terms and conditions of the Company's Stock Option Agreement. Your shares will vest over four years, the first 25% on the date of your first anniversary of employment at Sonix; the remainder in equal installments over the subsequent 36 month period.

5. The Company will pay reasonable and customary relocation expenses for your move to the Salt Lake City area, including real estate commissions, not to exceed $60,000. The actual reimbursement will be grossed up for taxes.

6. Employment at Sonix is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. If Sonix chooses to terminate your employment, there is no obligation to pay relocation costs

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    nor hiring bonus and, in addition, Sonix will pay you six months salary as a severance package.

7. It shall be a condition of your employment that you execute the Company's standard non-disclosure agreement concerning confidentiality and intellectual property rights, and that you will not bring to Sonix any proprietary technology or information from any third party.

8. Sonix desires your start date to be as soon as possible, consistent with sufficient notice and a reasonable transition from your current obligations. This offer of employment expires May 4, 1997. Please sign a copy of this letter, indicating your acceptance, and return it to me at your earliest convenience.

Greg, you and I have an opportunity to help the hearing impaired as they have never been helped before. The underlying technology of the Sonix DSP approach has proven to be very effective in tests at the Mayo Clinic. While the science is sound, the execution is a big challenge. Imagine the satisfaction we will feel in 5 years, having built the hottest high tech hearing aid company in the world. Please join me for the challenge and the fun!

Sincerely,

/s/ Andrew G. Raguskus

Andrew G. Raguskus
President and CEO



I accept the offer: /s/ Gregory N. Koskowich        Date:  May 4, 1997
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